EXHIBIT 6b

FORM OF SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) executed as of             , 200__, is between JEFFERSON PILOT INVESTMENT ADVISORY CORPORATION, a Tennessee corporation (the “Adviser”), and BAMCO, INC., a New York corporation (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of the Capital Asset Fund (the “Fund”) has entered into an Investment Management Agreement, effective             , with the Adviser (the “Investment Management Agreement”), pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein with respect to the Managed Assets (as defined below), and Sub-Adviser is willing to serve the Fund in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	MANAGED ASSETS; EXCLUSIVE MANAGER.

(a) The Sub-Adviser shall maintain the capacity to provide sub-advisory services pursuant to this Agreement with respect to all of the investable assets of the Fund to the extent the net asset value of the Fund (the “Fund NAV”) is less than or equal to $750,000,000 (such amount, the “Base NAV”).

(b) If the Fund NAV exceeds $750,000,000 or if the Adviser or the Trust intends for it to exceed such amount (such excess or intended excess, the “Excess NAV”), the Adviser and the Trust shall, pursuant to a written notice, provide the Sub-Adviser with the first option to provide sub-advisory services under the terms of this Agreement with respect to all of or such portion of such Excess NAV as the Sub-Adviser may determine. Within 30 days of receipt of such written notice, the Sub-Adviser shall notify the Trust and the Adviser in writing as to whether it will exercise such option and, if so, with respect to what portion (including all) of such Excess NAV (such amount, the “Optioned NAV”). If Sub-Adviser declines to exercise such option (or fails to exercise such option within the foregoing 30-day period) with respect to all or a portion of such Excess NAV (such amount, the “Declined NAV”), the Trustee and the Adviser may appoint another sub-adviser for, or the Adviser may assume sole responsibility for, the Declined NAV.

(c) The term “Managed Assets” means all of the investable assets of the Fund attributable to the Base NAV and any Optioned NAV, including cash in the Fund (including short-term, cash-equivalent investments in which cash in the Fund is invested).

(d) During the term of this Agreement and subject to the rights of the Adviser and the Trustees under this Agreement, the Managed Assets shall be managed exclusively by the Sub-Adviser pursuant to the terms of this Agreement.

2.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) Subject to the direction and control of the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund with respect to the Managed Assets which program shall meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Fund with respect to the Managed Assets and place all orders for the purchase and sale of portfolio securities in that respect. With respect to the Managed Assets and subject to the provisions of this Agreement, the Sub-Adviser, as the Adviser’s agent and attorney in fact, is duly authorized without further approval, except as otherwise required by law: (i) to make all investment decisions; (ii) to buy, sell and otherwise trade in securities; and (iii) in furtherance of the foregoing, to do anything which Sub-Adviser shall deem requisite, appropriate or advisable, including, without limitation, the submission of instructions to the custodian of the Fund, and the selection of such brokers or dealers as the Sub-Adviser shall determine.

(b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder.

(c) The Sub-Adviser shall vote proxies relating to the investment securities in which the Managed Assets are invested in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. Upon sixty (60) days’ written notice to the Sub-Adviser, the Trustees may withdraw the authority granted to the Sub-Adviser pursuant to this Section 2(c).

(d) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its reasonable best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its reasonable best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine and deliver in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

(e) The Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments in which the Managed Assets are invested where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

(f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the investments in which the Managed Assets are invested as the Board of Trustees or Adviser shall reasonably request. The Sub-Adviser shall make its officers and employees available to the Adviser from time to time upon reasonable notice at such reasonable times as the parties may agree to review investment policies of the Fund with respect to the Managed Assets and to consult with the Adviser regarding the investment affairs of the Fund with respect to the Managed Assets.

(g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

(h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the stated investment objectives, policies and restrictions of the Fund; (iii) the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”); and (iv) its general fiduciary responsibility to the Fund. Subject to the foregoing, the Sub-Adviser shall also perform its duties hereunder subject to any written instructions of the Trustees, the Adviser or an officer of the Fund.

(i) The Sub-Adviser shall provide the Fund with disclosure regarding the Sub-Adviser and (to the extent described in the following sentence) the Fund, for use in the Fund’s registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”), including, without limitation, disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies. Notwithstanding the foregoing, with respect to disclosure regarding the Fund, the Sub-Adviser shall only be required to provide disclosure regarding the Fund to the extent such information is (i) related to the performance of the Sub-Adviser’s duties under this Agreement, (ii) reasonably available to the Sub-Adviser and (iii) not otherwise reasonably available to the Adviser, the Trust or the Fund.

(j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser’s compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund’s Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time upon reasonable notice and at reasonable times to discuss and review the Sub-Adviser’s compliance program.

(k) Except as expressly provided under this Agreement, neither the Sub-Adviser nor any of its officers or employees shall act upon or disclose to any person any material non-public information with respect to the Fund, the Trust or the Adviser, including, without limitation, the portfolio holdings of the Fund.

3.	OTHER AGREEMENTS.

(a) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive to the Fund, and the Sub-Adviser (and any of its directors, officers, or employees) shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

(b) The Adviser understands and agrees that: (a) the Sub-Adviser is affiliated with Baron Capital Management, Inc., a registered investment adviser; (b) the Sub-Adviser and/or its affiliates will manage accounts and perform advisory services for others; (c) depending upon investment objectives and cash availability and requirements, the Sub-Adviser and/or its affiliates may direct the sale of a particular security for certain accounts and direct the purchase of such security for other accounts, and, accordingly, transactions in particular accounts may not be consistent with transactions in other accounts; (d) where there is a limited supply of a security, the Sub-Adviser in conjunction with its affiliates will allocate investment opportunities in a manner deemed equitable by the Sub-Adviser; (e) the Sub-Adviser and/or its affiliates, principals and employees may from time to time have an interest, direct or indirect, in a security which is purchased, sold or otherwise traded for the Fund, and the Sub-Adviser and/or its affiliates may effect transactions in such security for the Fund, which may be the same as or different from the action which the Sub-Adviser, its affiliates or such other persons may take with respect thereto for its or their accounts.

4.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net asset value of the Managed Assets during the month. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

5.	AUTOMATIC TERMINATION.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

6.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as set forth below. Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty.

(b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated at any time:

(i) by the Fund upon 30 days’ notice by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

(ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or

(iii) by the Sub-Adviser on 60 days’ written notice to the Adviser.

(c) No amendment to this Agreement shall be effective unless (i) there is written consent of the parties to this Agreement and (ii) the amendment is approved in a manner consistent with the 1940 Act as interpreted or permitted by the SEC and/or its staff.

7.	CERTAIN INFORMATION.

(a) The Adviser, on behalf of the Fund, acknowledges receipt of Part II of the Sub-Adviser’s Form ADV, Part I of which is filed with the U.S. Securities and Exchange Commission (the “SEC”), and which contains information concerning the Sub-Adviser’s services and fees.

(b) The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (i) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (ii) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, (iii) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (iv) the principal investment officers of the Sub-Adviser or any portfolio manager of the Fund employed or supervised by the Sub-Adviser shall have changed.

(c) The Fund has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(i) Declaration of Trust of the Trust, as in effect on the date hereof and as amended from time to time;

(ii) By-laws of the Trust, as in effect on the date hereof and as amended from time to time;

(iii) Certified resolutions of the Trustees authorizing the appointment of the Adviser and approving the form of the Investment Management Agreement;

(iv) Certified resolutions of the Trustees authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

(v) Registration statement under the 1940 Act and the Securities Act of 1933, as amended, as filed with the SEC relating to the Fund and Fund’s shares and all amendments thereto;

(vi) Notification of registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and all amendments thereto; and

(vii) Prospectus and statement of additional information of the Trust, as currently in effect and as amended or supplemented from time to time.

8.	NONLIABILITY OF SUB-ADVISER.

Except as provided in Section 9(a), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Adviser, the Trust, the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9.	INDEMNIFICATION.

(a) The Sub-Adviser agrees to indemnify the Adviser and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including legal and other expenses) to which the Adviser or the Fund may become subject as a result of:

(i) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund with respect to the Managed Assets pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; unless the failure has been corrected within the 30-day period provided in U.S. Treasury Regulation 1.817-5(c)(1) (or within any other applicable grace period provided in the Code or the regulations issued thereunder); or

(ii) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in the Fund’s Regulatory Filings or any omission of a material fact required to be stated and necessary to make such disclosure not misleading;

provided that, in either case the Sub-Adviser shall have promptly been given written notice concerning any matter for which indemnification is claimed under this Section 9(a).

(b) The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses) to which the Sub-Adviser may become subject as a result of:

(i) any untrue statement of a material fact contained in the Fund’s Regulatory Filings or any omission of a material fact required to be stated and necessary to make such Regulatory Filings not misleading (except for such misstatements and omissions contained, or required to be contained, in disclosure provided by the Sub-Adviser for inclusion in the Fund’s Regulatory Filings);

provided that the Adviser shall have promptly been given written notice concerning any matter for which indemnification is claimed under this Section 9(b).

10.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments with respect to the Managed Assets made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1(b)(5), (6), (7), (9) and (10) and 31a-1(f) under the 1940 Act. The Sub-Adviser agrees that such records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement; provided, however, that the Sub-Adviser may retain a copy of such records.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund’s auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund. Any such examination conducted by the Fund’s auditors, a Fund representative or the Adviser shall be preceded by reasonable notice to the Sub-Adviser.

11.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser (at its principal office), prior to its use, all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or to the public, in which the Sub-Adviser or any of its affiliates is named. No such material relating to the Sub-Adviser or its affiliates shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to any request by the Fund to approve any materials shall be deemed to constitute the consent of the Sub-Adviser to such materials. In the event of termination of this Agreement, the Fund will continue to furnish to the Sub-Adviser copies of any of the above-mentioned materials which refer in any way to the Sub-Adviser.

(b) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other material prepared by the Sub-Adviser or its affiliates for distribution to third parties or to the public in which the Fund, the Adviser or any of the Adviser’s affiliates is named. No such material relating to the Fund, the Adviser or any of the Adviser’s affiliates shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to any request to approve any materials shall be deemed to constitute the consent of the Fund to such materials.

12.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.	NOTICES.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered by courier service or overnight mail or mailed by registered mail, postage prepaid, to the following:

The Sub-Adviser:

BAMCO, Inc.

Attn: Linda S. Martinson, Esq.

767 Fifth Avenue

New York, New York 10153

To the Adviser:

Jefferson Pilot Investment Advisory Corporation

Attn: General Counsel

[Address]

15.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

JEFFERSON PILOT INVESTMENT ADVISORY CORPORATION

Name:
Title:

BAMCO, INC.

Name:
Title:

Accepted and agreed to as of the day and year first above written:

CAPITAL ASSET FUND, a series of Lincoln Variable Insurance Products Trust

Name:
Title:

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

•	.50% of the average daily net asset value of the Managed Assets.